Exhibit 99.1

INTER PARFUMS, INC. REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS

Sales of Ongoing Brands Increase 18.6% for Quarter and 15.3% for the Year

Increases Dividend Payout by 8% to $0.13 Per Quarter

Raises 2015 EPS Guidance to $0.98 to $1.00

New York, New York, March 11, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 Compared to Fourth Quarter 2013:

•	Net sales increased 18.6% to $125.1 million from $105.5 million; at comparable foreign currency exchange rates, net sales increased 25%;
•	European-based operations generated net sales of $93.6 million, up 19.3% from $78.4 million;
•	Sales by U.S.-based operations were $31.5 million, up 16.4% from $27.1 million;
•	Gross margin was 59.4% of net sales compared to 57.3%;
•	Operating income increased to $4.4 million compared to an operating loss of $10.8 million;
•	S,G&A expense as a percentage of net sales was 55.9% compared to 67.6%;
•	Net income attributable to Inter Parfums, Inc. was $3.3 million or $0.11 per diluted share versus a net loss attributable to Inter Parfums, Inc. of $4.2 million or $0.13 per diluted share.

Net sales for 2014 increased 15.3% to $499.3 million compared to 2013’s net sales of ongoing brands of $433.0 million. In 2013, reported net sales of $563.6 million included $130.3 million of Burberry brand sales recorded in the first half of the year. In 2014, net income attributable to Inter Parfums, Inc. was $29.4 million or $0.95 per diluted share as compared to $39.2 million or $1.27 per diluted share in 2013. Of note, the 2013 first quarter was exceptionally profitable as Inter Parfums continued to operate certain aspects of the Burberry fragrance business including distribution, but incurred essentially no associated advertising and promotion expense.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Despite increasingly strong currency headwinds toward the end of the year, we generated impressive sales growth in 2014, thanks to a steady stream of product launches, the contribution of our new brands, and the staying power of several of our best sellers. In fact, in 2014 ongoing brand sales were ahead in all regions; in particular, our three largest markets; Western Europe, North America and Asia had sales growth of 14.4%, 13.6% and 9.2%, respectively.”

He continued, “We are enthusiastic about the outlook for our business with new product introductions scheduled throughout the year. Extraordinary, our first new scent for the Oscar de la Renta brand is launching in May. We also have Icon for Dunhill, which recently launched at Harrod’s in London and has been generating impressive sales volume, plus new fragrances for the Montblanc, Lanvin, Jimmy Choo, Van Cleef & Arpels and Anna Sui brands will be added as the year unfolds.. We are already at work developing programs for our newest brand partners, Abercrombie & Fitch and Hollister, for a 2016 debut. In addition, we continue to look for catalysts to accelerate our growth including new brand partnerships, acquisitions, and related opportunities.”

Inter Parfums Inc. News Release	Page 2
March 11, 2015

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. pointed out, “While selling, general and administrative expenses decreased 7% in 2014 as compared to 2013, we have continued to commit considerable resources to advertising and promotional spending that supports our brand portfolio and global distribution. In that regard, promotion and advertising as a percentage of sales rose to 17.4% in 2014, up from 16.7% in 2013. We generated cash flows from operating activities of $36.6 million in 2014, and we closed the year with working capital of $382.9 million including approximately $280 million in cash, cash equivalents and short-term investments, and no long-term debt.”

2015 Guidance

Mr. Greenberg stated, “We are pleased that our 2014 net income attributable to Inter Parfums, Inc. came in at $0.95 per diluted share, the high end of our earnings guidance. As noted earlier, the outlook for our business remains strong and we have an ambitious new product launch schedule in the works for 2015. However, thus far this year, the dollar has continued to strengthen against the euro, further tempering our 2015 net sales guidance to approximately $470 million. On the other hand, earnings are positively affected by a strong dollar, because approximately 40% of net sales of our European operations are denominated in U.S. dollars, while almost all costs of our European operations are incurred in euro. We are increasing our net income per share guidance range to $0.98 to $1.00 per diluted share, from our previous guidance of $0.95 to $0.98 per diluted share. Guidance for 2015 assumes the dollar remains at current levels.

Increasing Dividend Payout

Our Board of Directors authorized an 8% increase in the annual dividend to $0.52 per share. The next quarterly cash dividend of $0.13 per share will be paid on April 15, 2015 to shareholders of record on March 31, 2015.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, March 12, 2015. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums Inc. News Release	Page 3
March 11, 2015

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release constitutes important supplemental measures of operating performance, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums Inc. News Release	Page 4
March 11, 2015

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net sales	$125,133	$105,531	$499,261	$563,579

Cost of sales	50,770	45,009	212,224	234,800

Gross margin	74,363	60,522	287,037	328,779

Selling, general and administrative expenses	69,914	71,290	233,634	250,025
Income (loss) from operations	4,449	(10,768)	53,403	78,754

Other expenses (income):
Interest expense	76	152	1,478	1,380
(Gain) loss on foreign currency	155	10	(902)	1,168
Interest income	(914)	(968)	(3,888)	(4,440)

	(683)	(806)	(3,312)	(1,892)

Income (loss) before income taxes	5,132	(9,962)	56,715	80,646

Income taxes (benefit)	1,368	(3,562)	19,370	29,680

Net income (loss)	3,764	(6,400)	37,345	50,966

Less: Net income (loss) attributable to the noncontrolling interest	444	(2,246)	7,909	11,755
Net income (loss) attributable to Inter Parfums, Inc.	$3,320	$(4,154)	$29,436	$39,211

Net income (loss) attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.11	$(0.13)	$0.95	$1.27
Diluted	$0.11	$(0.13)	$0.95	$1.27

Weighted average number of shares outstanding:
Basic	30,945	30,826	30,931	30,764
Diluted	31,061	30,826	31,060	30,954

Dividends declared per share	$0.48	$0.60	$0.48	$0.96

Inter Parfums Inc. News Release	Page 5
March 11, 2015

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands except share and per share data)

Assets	2014	2013
Current assets:
Cash and cash equivalents	$90,138	$125,650
Short-term investments	190,152	181,677
Accounts receivable, net	90,124	79,932
Inventories	102,326	117,347
Receivables, other	1,542	2,418
Other current assets	4,504	4,775
Income taxes receivable	929	6,435
Deferred tax assets	6,848	7,257
Total current assets	486,563	525,491
Equipment and leasehold improvements, net	9,187	10,444
Trademarks, licenses and other intangible assets, net	98,531	116,243
Other assets	10,225	11,880
Total assets	$604,506	$664,058

Liabilities and Equity
Current liabilities:
Loans payable – banks	$298	$6,104
Accounts payable - trade	46,646	56,736
Accrued expenses	49,194	58,333
Income taxes payable	3,773	1,270
Dividends payable	3,717	3,704
Total current liabilities	103,628	126,147
Deferred tax liability	2,154	2,555
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding, 30,977,293 and 30,863,421 shares at December 31, 2014 and 2013, respectively	31	31
Additional paid-in capital	60,200	57,877
Retained earnings	374,121	359,459
Accumulated other comprehensive income (loss)	(15,823)	25,860
Treasury stock, at cost, 9,987,995 and 9,940,977 common shares at December 31, 2014 and 2013	(36,464)	(36,016)
Total Inter Parfums, Inc. shareholders’ equity	382,065	407,211
Noncontrolling interest	116,659	128,145
Total equity	498,724	535,356
Total liabilities and equity	$604,506	$664,058